CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of Prestige Brands Holdings, Inc. of our report dated January 18, 2011 relating to the financial statements of Blacksmith Brands Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading in such Registration Statement.“Experts”

PricewaterhouseCoopers LLP

Salt Lake City, UT

July 2, 2012